Exhibit 99.1




FOR  IMMEDIATE  RELEASE:                         MEDIA CONTACT:
August  18,  2011                                Christine Parker - 609-484-1859
                                                 cparker@parkerandpartners.com


                CORNERSTONE BANK ANNOUNCES NEW MARKET PRESIDENT

Scott Kintzing brings over 35 years of experience to the company's executive team.

MOUNT LAUREL, NJ (AUGUST 18, 2011) - Cornerstone Bank announced today the appointment of financial industry veteran, Scott Kintzing, to the position of Market President. In his new role, Kintzing will lead Cornerstone's Commercial Banking Division.

"With his impressive professional background, Mr. Kintzing is certain to be a valuable asset to our business customers and our company as a whole," said George Matteo, Chairman and Chief Executive Officer of Cornerstone Bank.

In his more than 35 year career in banking, Kintzing has worked his way up from management trainee to senior loan officer before joining The Bank in 1989, part of Fulton Financial Corporation. In 1997, he was named president of The Bank and later ascended to chief executive officer in 2005 before adding vice chairman and president of the New Jersey Division of Fulton. Upon his retirement from The Bank in late July, Kintzing was the chairman of the board of directors.

Kintzing has also long played key roles in highly regarded professional groups throughout the region-serving on the Board of Directors of the South Jersey Bankers Association; as a board member of the South Jersey Robert Morris Associates; and as a member of the Philadelphia Chapter of Robert Morris
Associates. He has also lent his expertise to various community organizations-acting as Commissioner of the Gloucester County Pollution Control Authority; board member of the Southern New Jersey Touchdown Club; and President of the Woodbury High School Alumni Association. Kintzing has additionally served as Chairman of the West Deptford Planning Board; Vice-Chairman of the West Deptford Industrial Authority; and Chair of the Gloucester County American Heart Association. He has held a seat on the Rowan University Foundation Board of Directors since 2008. He has served in numerous capacities for the United Way of Gloucester County as a long time volunteer, board member and campaign chairman.

Kintzing received his bachelor's degree in political science from Gettysburg College in 1974 and was honored as a Gettysburg distinguished alumnus in 2006. He attended the MBA Program at Drexel University from 1978 to 1980 and graduated from the Stonier Graduate School of Banking in 1983.

ABOUT CORNERSTONE BANK
Cornerstone Bank is a New Jersey state chartered commercial bank headquartered in Moorestown, New Jersey and held by Cornerstone Financial Corporation. The bank commenced operations on October 4, 1999 and conducts business from its main office in Moorestown and from six additional branch locations in Medford, Burlington, Cherry Hill, Voorhees, Mount Laurel and Marlton, New Jersey.